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              August 14, 2020

       David Lazar
       Chief Executive Officer
       PhoneBrasil International, Inc.
       1185 Avenue of the Americas
       3rd Floor
       New York, NY 10036

                                                        Re: PhoneBrasil
International, Inc.
                                                            Form 10-12G
                                                            Filed June 12, 2020
                                                            File No. 000-56176

       Dear Mr. Lazar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




              Sincerely,


              Division of Corporation Finance

              Office of Real Estate & Construction
       cc:                                              Matthew McMurdo, Esq.